Exhibit 10.3

NATIONAL RETAIL PROPERTIES, INC.

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

ARTICLE I

PURPOSE AND PARTICIPATION

Section 1.1. Adoption; Purpose. The Board of Directors (the “Board”) of National Retail Properties, Inc., a Maryland corporation (the “Company”), has adopted this Executive Severance and Change of Control Plan (this “Plan”) for the purpose of providing severance and change of control protections to certain key employees of the Company and its Subsidiaries. This Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA) in connection with qualifying terminations of employment.

Section 1.2. Participation. This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder. Participants are those employees (including new hires) designated by the Compensation Committee as Participants from time to time, subject to, and conditioned upon, such employee executing and delivering to the Company a Letter Agreement.

Section 1.3. Contract of Employment. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing herein shall confer upon any Participant any right with respect to continued employment with the Company or any Subsidiary or limit the right of the Company or any Subsidiary to terminate such Participant at any time.

ARTICLE II

DEFINITIONS AND INTERPRETATIONS

Section 2.1. Definitions. Capitalized terms used in this Plan but not otherwise defined herein shall have the following respective meanings:

“Accrued Rights” shall mean, with respect to a Participant, the sum of the following: (a) any accrued but unpaid Annual Salary (as defined in the Employment Letter) of such Participant through the Termination Date; (b) reimbursement for any unreimbursed business expenses properly incurred by such Participant in accordance with Company policy through such Participant’s Termination Date; (c) accrued and unused PTO (as defined in the Employment Letter), other than such Participant’s accumulated “Extended Leave Bank” which shall not be cashed out on termination; and (d) benefits due under any indemnification, insurance or other plan or arrangement to which such Participant may be entitled according to the documents governing such plans or arrangements, including coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, to which such Participant or Participant’s beneficiaries may be entitled under Part 6 of Title I of ERISA and all related state and local laws.

“Affiliate” shall mean any domestic or foreign individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean a Participant’s:

(a) conviction of (or pleading nolo contendere to), or an indictment or information is filed against such Participant and is not discharged or otherwise resolved within twelve (12) months thereafter, and said indictment or information charged such Participant with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its Subsidiaries;

(b) continued failure substantially to perform his or her duties or to carry out the lawful written directives of the Board;

(c) material breach of a fiduciary duty, including disclosure of any conflicts of interests that are known to such Participant, or with reasonable diligence should be known, relating to such Participant’s employment with the Company or any of its Subsidiaries, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his or her duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its Subsidiaries; or

(d) material breach of the Restrictive Covenants or any other provisions of this Plan or the Employment Letter;

provided, that the Company shall not be permitted to terminate such Participant’s employment for Cause except on written notice given to such Participant at any time following the occurrence of any of the events described in clause (a), (b), (c) or (d) above. Notwithstanding the foregoing, a Participant shall not be deemed to have been terminated for Cause under clause (b) or (d) above unless the Company provided written notice to such Participant setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause, such Participant has been provided the opportunity, together with counsel, not later than fourteen (14) days following such notice to be heard before the Board and such Participant failed within thirty (30) days (or, if later, five (5) business days after such hearing) to cure the event or deficiency set forth in the written notice.

“Change of Control” shall mean “Change of Control” as defined in the Company’s 2017 Performance Incentive Plan, as amended from time to time.

“Change of Control Termination Payment Multiple” shall mean a number determined by the Compensation Committee and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s severance payments on a termination of such Participant’s employment by the Company without Cause or by such Participant for Good Reason, in each case during the period beginning on the date that is three (3) months prior to the consummation of a Change of Control and ending on the date that is twelve (12) months after the consummation of such Change of Control (such period, the “Change of Control Protection Period”), under Section 3.3 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Effective Date” shall mean January 19, 2022.

“Employment Letter” shall mean the employment letter agreement between the Company and a Participant.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Good Reason” shall mean, unless otherwise consented to by a Participant:

(a) a change in such Participant’s reporting responsibilities such that he or she is no longer reporting directly to (x) in the case of a Participant who is the Chief Executive Officer of the Company (the “CEO”), the Board (which shall mean in the event of a Change of Control, the board of directors of the ultimate parent entity of the surviving entity) and (y) in the case of all other Participants, the CEO;

(b) a material reduction in such Participant’s position, authority, duties or responsibilities (which shall include in the event of a Change of Control, if Participant is no longer the CEO (or, in the case of an entity which is not a corporation, has a comparable title given its form of organization) of the ultimate parent entity of the surviving entity);

(c) a reduction in Annual Salary of such Participant (other than an immaterial temporary reduction in such Participant’s Annual Salary that is in effect for twelve (12) months or less made in connection with temporary reductions in the annual base salaries of all executive-level employees of the Company in response to events outside of the Company’s reasonable control (including, without limitation, natural disasters or catastrophes, pandemics, national or regional emergencies, or global or nationwide economic recession) that is either consented to by such Participant or recommended by the Company’s executive management team);

(d) the relocation of such Participant’s office to more than fifty (50) miles from the Company’s principal place of business in Orlando, Florida, unless such Participant is permitted to work remotely pursuant to the Company’s generally applicable remote work policies; provided, however, that a relocation by such Participant of his or her home office to more than fifty (50) miles from such Participant’s home office at the time such individual becomes a Participant in this Plan (if any) shall not give rise to Good Reason;

(e) the Company’s material breach of this Plan, the Letter Agreement or the Employment Letter; or

(f) the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform this Plan and/or such Participant’s Letter Agreement.

Notwithstanding the foregoing, Good Reason under clause (a), (b), (c), (d) or (e) above shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than fifteen (15) days from the date of such notice) is given by the Participant to the Company no later than thirty (30) days after the time at which the Participant first becomes or should have become aware of the event or condition purportedly giving rise to Good Reason; and, in such event, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder, but, if the Company does not cure such event within the thirty (30)-day period, the Participant must terminate his or her employment not later than forty-five (45) days after the end of such thirty (30)-day period in order for Good Reason to exist.

“Letter Agreement” shall mean a letter agreement, substantially in the form attached hereto as Exhibit A (together with any changes approved by the Compensation Committee), executed and delivered by the Company and a Participant.

“Participants” shall mean those employees of the Company or any Subsidiary who both: (a) the Compensation Committee from time to time designates as Participants in accordance with Section 1.2; and (b) have entered into a Letter Agreement with the Company.

“Restrictive Covenants” shall mean, with respect to a Participant, those non-competition, non-solicitation, non-disclosure, non-disparagement and other similar restrictive covenants set forth in the Letter Agreement executed and delivered by such Participant pursuant to this Plan.

“Subsidiary” shall mean any subsidiary, affiliate or joint venture of the Company.

“Termination Date” shall mean, with respect to a Participant: (a) in the case of such Participant’s death, his or her date of death; (b) in the case of such Participant’s voluntary termination, the last day of such Participant’s employment; and (c) in all other cases, the date specified in the applicable notice of termination.

“Termination Payment Multiple” shall mean a number determined by the Compensation Committee and set forth in a Participant’s Letter Agreement used for purposes of calculating such Participant’s severance payments on a termination of such Participant’s employment by the Company without Cause or by such Participant for Good Reason under Section 3.3 hereof.

Section 2.2. Interpretation. In this Plan, unless a clear contrary intention appears: (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE III

SEVERANCE; CHANGE OF CONTROL

Section 3.1. Termination upon Death or Disability. If a Participant dies while a Participant, the obligations of the Company to or with respect to such Participant shall terminate in their entirety except as otherwise provided under this Section 3.1. If a Participant becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none, if such Participant by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him or her for at least one hundred and twenty (120) consecutive or non-consecutive days out of any consecutive twelve (12)-month period), the Company shall have the right, to the extent permitted by law, to terminate the employment of such Participant upon notice in writing to such Participant; provided that the Company will have no right to terminate such Participant’s employment if, in the reasonable opinion of a qualified physician acceptable to the Company, it is substantially certain that such Participant will be able to resume such Participant’s duties on a regular full-time basis within thirty (30) days of the date such Participant receives notice of such termination. Upon death or other termination of employment by virtue of disability in accordance with this Section 3.1, a Participant (or such Participant’s estate or beneficiaries in the case of the death of such Participant) shall have no right to receive any compensation or benefits hereunder on and after the Termination Date other than (a) such Participant’s Accrued Rights; (b) a cash payment equal to the prorated portion of the Annual Bonus (as defined in the Employment Letter) at the “target” level for the year of employment or partial year of employment in which such Participant’s employment hereunder terminates, payable within the seventy (70)-day period commencing on the date of such Participant’s separation from service; (c) in the event of such Participant’s death, (i) a cash payment equal to two (2) months of Participant’s Annual Salary payable no later than ten (10) days after such Termination Date, and (ii) continuation to such Participant’s spouse and dependents of fully paid health insurance benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) during the one (1) year following the date of termination; and (d) except as set forth in Section 3.7, such Participant (or, in the case of his or her death, his or her estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

Section 3.2. Termination by the Company for Cause; Termination by Participant without Good Reason. The Company may terminate a Participant’s employment hereunder for Cause, and a Participant may terminate his or her employment at any time upon sixty (60) days prior written notice to the Company. If the Company terminates a Participant’s employment for Cause, or a Participant terminates his or her employment and the termination by such Participant is not covered by Section 3.3, (a) such Participant shall receive such Participant’s Accrued Rights, and (b) such Participant shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

Section 3.3. Termination by the Company without Cause; Termination by Participant for Good Reason. The Company may terminate a Participant’s employment at any time for any reason or no reason upon thirty (30) days’ prior written notice to such Participant and such Participant may terminate his or her employment with the Company for Good Reason. If the Company terminates such Participant’s employment and the termination is not covered by Section 3.1, 3.2 or 3.4 or such Participant terminates his or her employment for Good Reason:

(a) Participant shall (subject, in the case of the following clauses (iii), (iv) and (vii), to such Participant’s delivery of a General Release which shall have become irrevocable and Participant’s compliance with the Restrictive Covenants) be entitled to:

(i)	such Participant’s Accrued Rights;

(ii)

a cash payment equal to such Participant’s Termination Payment Multiple multiplied by such Participant’s Annual Salary, payable in equal installments over a twelve (12)–month period in accordance with the Company’s usual and customary payroll practices; provided, however, that if such Participant’s termination under this Section 3.3 occurs at any time during the Change of Control Protection Period, the Change of Control Termination Payment Multiple shall apply;

(iii)

a cash payment equal to such Participant’s Termination Payment Multiple multiplied by such Participant’s average Annual Bonus for the three (3) years of employment immediately preceding the date of termination, payable in equal installments over a twelve (12)-month period in accordance with the Company’s usual and customary payroll practices; provided, however, that if such Participant serves as the CEO on his or her Termination Date, such Participant’s termination under this Section 3.3(a) occurs at any time during the Change of Control Protection Period and such Participant has not been employed as the CEO for three (3) years, then the amount payable to such Participant under this clause (iii) shall be equal to such Participant’s Termination Payment Multiple multiplied by such Participant’s average Annual Bonus for the years of employment (including any partial years of employment) that Participant has served as the CEO; provided, further, that if such Participant’s termination under this Section 3.3 occurs at any time during the Change of Control Protection Period, the Change of Control Termination Payment Multiple shall apply for all purposes under this clause (iii);

(iv)

for a period of one (1) year after termination, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as such Participant would have received under the Employment Letter (and at such costs to such Participant as would have applied in the absence of such termination); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (iv) after such time as such Participant becomes entitled to receive benefits of the same type from another employer or recipient of such Participant’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and

(v)

in the event of such a termination during the Change of Control Protection Period, a prorated Annual Bonus at the “target” level for the year of employment or partial year of employment in which such Participant’s employment hereunder terminates payable in a single lump sum.

(b) The timing of the payments provided under Section 3.3(a) shall be as follows, except as provided in Section 4.2:

(i)

Amounts payable pursuant to clause (i) of Section 3.3(a) shall be paid in the normal course or in accordance with applicable law and in no event later than thirty (30) days following such Participant’s separation from service;

(ii)

Amounts payable pursuant to clauses (ii), (iii) and (v) of Section 3.3(a) shall be paid or commence, as applicable, on the sixtieth (60th) day following the separation from service, provided such Participant has delivered the General Release to the Company and such General Release has become irrevocable; and

(iii)

Amounts payable for the health benefits provided pursuant to clause (iv) of Section 3.3(a) shall commence at the date following such Participant’s separation from service that is required under the relevant health plans and programs to provide such benefits.

(iv)	Except as set forth in Section 3.7, Participant shall have no further rights to any compensation or benefits hereunder on or after the Termination Date, or any other rights hereunder.

Section 3.4. Termination Due to Retirement. In the event that a Participant’s employment is terminated as a result of such Participant’s retirement (as approved by the Board) (but not under Section 3.1, 3.2 or 3.3 hereof):

(a) Such Participant shall (subject, in the case of the following clause (iii), to such Participant’s delivery of a General Release which shall have become irrevocable and Participant’s compliance with the Restrictive Covenants) be entitled to:

(i)	such Participant’s Accrued Rights; and

(ii)

a prorated Annual Bonus based on actual attainment of the performance objectives for the year of employment or partial year of employment in which such Participant’s employment hereunder terminates payable in a single lump sum.

(b) The timing of the payments provided under Section 3.4(a) shall be as follows, except as provided in Section 4.2:

(i)

Amounts payable pursuant to clause (i) of Section 3.4(a) shall be paid in the normal course or in accordance with applicable law and in no event later than thirty (30) days following such Participant’s separation from service;

(ii)

Amounts payable pursuant to clause (ii) of Section 3.4(a) shall be paid at the same time as annual bonuses are paid to other executive-level employees of the Company, provided such Participant has delivered the General Release to the Company and such General Release has become irrevocable; and

(iii)	Except as set forth in Section 3.7, Participant shall have no further rights to any compensation or benefits hereunder on or after the Termination Date, or any other rights hereunder.

Section 3.5. General Release. Notwithstanding anything herein to the contrary, a Participant shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 3.3 or 3.4 hereof (and such Participant shall forfeit all rights to such payments) unless such Participant has executed, delivered to the Company and not revoked a general release agreement, in a form of agreement generally used by the Company for such purposes, releasing the Company and its Affiliates from any and all claims such Participant may have arising out of such Participant’s employment or termination thereof (the “General Release”), and such General Release has become effective no later than fifty-five (55) calendar days following the Termination Date, and such Participant shall be entitled to receive such payments and benefits only so long as such Participant has not materially breached any of the provisions of the General Release or the Restrictive Covenants without cure (if curable) of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to a Participant shall be paid (subject to Section 4.2) in accordance with the provisions of Section 3.3 or 3.4, as applicable. Notwithstanding the foregoing, if the fifty-five (55) calendar day period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Code (“Section 409A”), then none of such payments shall begin until such second calendar year. The General Release shall have no greater obligations or more limiting post-employment restrictions than are expressly set forth in this Plan or in the Participant’s Letter Agreement.

Section 3.6. Termination Notices. For purposes of this Plan, any purported termination of employment of a Participant by the Company or any Subsidiary or by such Participant (other than due to such Participant’s death) shall be communicated by written notice to the other party, which notice shall specify the Termination Date (if applicable). In the case of a termination of a Participant’s employment by the Company or a Subsidiary without Cause, the Company or such Subsidiary shall provide sixty (60) calendar days’ advance written notice to such Participant of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. At the Company’s option, it may place such Participant on a paid leave of absence for all or part of such notice period. In the case of a termination of a Participant’s employment by the Participant without Good Reason, the Participant shall provide sixty (60) calendar days advance written notice to the Company of such termination, with the last day of such Participant’s employment being the end of such sixty (60)-day notice period. The Company may elect, in its sole discretion, to have such Participant continue to provide services to the Company during some, all or none of such notice period and may elect, in its sole discretion, whether such services will be performed on or off Company premises.

Section 3.7. Treatment of Equity Awards. In the event of a termination of a Participant’s employment under Section 3.1 (Termination upon Death or Disability), 3.3 (Termination by the Company without Cause; Termination by the Participant for Good Reason) or 3.4 (Termination Due to Retirement), as applicable, then each outstanding Company equity award held by such Participant on the Termination Date shall be treated as follows:

(a) If a Participant’s employment is terminated as a result of the Participant’s death or disability in accordance with Section 3.1, (i) the Participant shall vest in any portion of any unvested time-based vesting restricted stock, stock option or other equity award in the Company (the “Time-Based Award”) with such vesting occurring as of the day before the Termination Date, and (ii) the Participant shall vest in any portion of any unvested performance-based vesting restricted stock, stock option or other equity award in the Company (the “Performance-Based Award”) at the “target” level of performance, regardless of whether the performance objectives for such Performance-Based Award as set forth in the applicable award agreement have been attained, with such vesting occurring as of the day before the Termination Date.

(b) If a Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, in each case, in accordance with Section 3.3, (i) the Participant shall vest in any unvested Time-Based Award with such vesting occurring as of the day before the Termination Date, and (ii) the Participant shall vest in any unvested Performance-Based Award based on actual attainment of the performance objectives as set forth in the applicable award agreement in a pro-rated amount, subject to the Committee’s certification of the attainment of the performance objectives.

(c) If a Participant’s employment terminates in accordance with Section 3.4, (i) the Participant shall vest in any unvested Time-Based Award with such vesting occurring as of the day before the Termination Date and (ii) the Participant shall vest in any unvested Performance-Based Award based on actual attainment of the performance objectives as set forth in the applicable award agreement in a pro-rated amount, subject to the Committee’s certification of the attainment of the performance objectives.

(d) If there is a Change of Control, then the Participant shall vest in any unvested Time-Based Awards as of the effective date of any such Change of Control.

(e) If there is a Change of Control, then the Participant shall vest in any unvested Performance-Based Award at the “target” level of performance as of the effective date of any such Change of Control; provided that if the Participant has previously been terminated from employment as described under Section 3.7(b) and the Change of Control occurs prior to the vesting of any such unvested Performance-Based Award provided for under Section 3.7(b), then the Participant shall vest in the Performance-Based Award at the “target” level of performance as of the effective date of any such Change of Control.

(f) The pro-rated number of shares which shall vest in accordance with this Section 3.7 shall be calculated in accordance with the applicable award agreement.

(g) Any restricted stock, stock option or other equity awards in the Company that do not vest in accordance with Sections 3.7(a) – (e) shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such unvested awards.

(h) Notwithstanding anything to the contrary contained herein, a Participant and the Board may mutually agree to deviate from the treatment of the equity awards set forth in Sections 3.7(a) – (h) provided that any such deviations are memorialized in such Participant’s written award agreements governing such equity awards.

Section 3.8. No Mitigation. Except as otherwise set forth herein, the Company’s obligation to make payments and provide benefits under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not such Participant obtains other employment.

ARTICLE IV

LIMITATIONS ON SEVERANCE AND RELATED TERMINATION BENEFITS

Section 4.1. Parachute Payment Limitations.

(a) General. In the event that the payments and benefits (the “Payments”) paid or provided to a Participant under this Plan or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (ii) but for this Section 4.1, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Payments shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of the Payments being subject to excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such Participant on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of the Payments may be taxable under Section 4999. The provisions of this Section 4.1 shall apply if, at the time of any change in ownership or control of the Company (within the meaning of Section 280G), the Company is an entity whose stock is readily tradable on an established securities market (or otherwise), within the meaning of Section 280G.

(b) Accountants Determinations. Unless the Company and a Participant otherwise agree in writing, any determination required under this Section 4.1 shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon such Participant and the Company for all purposes. For purposes of making the calculations required by this Section 4.1, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and Section 4999. The Company and such Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.1. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.1. If a reduction in the Payments constituting “parachute payments” as defined in Section 280G is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of the cash severance payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of continued employee benefits. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of such Participant’s equity awards’ grant dates.

Section 4.2. Compliance with Code Section 409A.

(a) If a Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of such Participant’s separation from service, then the provisions of this Section 4.2 shall apply but only if, and only to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. No distribution shall be made to such Participant under Section 3.1, 3.3 or 3.4 of this Plan before the date that is six (6) months after his separation from service or, if earlier, the date of such Participant’s death. Any amounts otherwise payable to such Participant upon or in the six (6)-month period following such Participant’s separation from service that are not so paid by reason of this Section 4.2(a) shall be paid (without interest) as soon as practicable (and in all events within ten (10) days) after the date that is six (6) months after such Participant’s separation from service (or, if earlier, as soon as practicable, and in all events within ten (10) days, after the date of such Participant’s death).

(b) This Plan is intended to meet, or be exempt from, the requirements of Section 409A, with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. For purposes of Section 409A, each payment in a series of installment payments provided under this Plan shall be treated as a separate payment. Any payments to be made under this Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1. Cumulative Benefits; Effect on Other Plans. Except as otherwise set forth herein or otherwise agreed to between the Company and a Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan of the Company or any agreement between such Participant and the Company or any Subsidiary. Notwithstanding anything to the contrary in this Plan, in the event that a Participant is entitled to severance payments or benefits under any other employment agreement, severance agreement or similar agreement between a Participant and the Company (including, without limitation, an Employment Letter): (a) such Participant’s payments hereunder shall be reduced (but not below $0.00) by the aggregate amount of all similar severance payments due to such Participant under such other agreement; and (b) the Company subsidies described in Sections 3.1(c)(ii) and 3.3(a)(v), as applicable, shall be provided only during the period beginning on the last day that such Participant is entitled to similar benefits under such other agreement and ending on the date specified in Sections 3.1(c)(ii) and 3.3(a)(v) hereof, as applicable.

Section 5.2. Plan Unfunded; Participant’s Rights Unsecured. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder.

Section 5.3. Recoupment. Notwithstanding any other provision of this Plan to the contrary, Participants will be subject to recoupment policies adopted by the Company, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Company’s securities may be listed.

Section 5.4. Waiver. No waiver of any provision of this Plan or any Letter Agreement shall be effective unless made in writing and signed by the waiving person or entity. The failure of any person or entity to require the performance of any term or obligation of this Plan or any Letter Agreement, or the waiver by any person or entity of any breach of this Plan or any Letter Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 5.5. Amendment; Termination. The Board may amend or terminate this Plan at any time or from time to time for any reason, provided, that Article V of this Plan and the Restrictive Covenants set forth in each Letter Agreement shall survive the termination of this Plan. For purposes hereof, an amendment or termination of this Plan shall not substantially and adversely affect the rights of, or reduce any payments to any, individual who is a Participant in this Plan on the date of such amendment or termination, including the amount of any payments to be made, or the timing of payments, under Article III of this Plan. Furthermore, subject to Section 3.7(j), no amendment or termination of this Plan shall change the vesting terms set forth in any award agreements for any equity awards held by, or to be granted in the future to, any individual who is a Participant in this Plan on the date of such amendment or termination of this Plan and any such amendment shall only affect future Participants under this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of this Plan. Notwithstanding the foregoing, if a Participant becomes entitled to benefits under Section 3, this Plan shall not terminate with respect to such Participant until all of the obligations of the parties hereto with respect to this Plan have been satisfied. This Plan shall terminate without further action when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.6. Administration.

(a) The Compensation Committee shall have full and final authority to make determinations with respect to the administration of this Plan, to construe and interpret its provisions and to take all other actions deemed necessary or advisable for the proper administration of this Plan, but such authority shall be subject to the provisions of this Plan; provided, however, that, to the extent permitted by applicable law, the Compensation Committee may from time to time delegate such administrative authority to a committee of one or more members of the Board or one or more officers of the Company, except that in no event shall any such administrative authority be delegated to an officer with respect to such officer’s status as a Participant. No discretionary action by the Compensation Committee shall amend or supersede the express provisions of this Plan.

(b) The Company shall indemnify and hold harmless each member of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities to the fullest extent permitted by applicable law. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.7. Certain Corporate Transactions. In the event of a merger, consolidation or similar transaction, nothing herein shall relieve the Company from any of the obligations set forth in this Plan; provided, however, that nothing in this Section 5.7 shall prevent an acquirer of or successor to the Company from assuming the Company’s obligations hereunder (or any portion thereof) pursuant to the terms of this Plan.

Section 5.8. Successors and Assigns. This Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of, and be enforceable by, each such Participant and such Participant’s personal or legal representatives, executors, administrators and heirs. If any Participant should die following a termination event but prior to all amounts due and payable to such Participant hereunder being paid, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s beneficiary designated in writing to the Company prior to such Participant’s death (or to such Participant’s estate, if a Participant fails to make such designation). No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.9. Notices. For purposes of this Plan, notices, demands and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third (3rd) business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

(a) if to the Company, to:

National Retail Properties, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attention:    Chairperson of the Compensation Committee

                    of the Board of Directors

(b) if to any Participant, to such Participant’s residence address on the records of the Company or to such other address as such Participant may have designated to the Company in writing for purposes hereof.

Each of the Company and a Participant, by notice given to the other in accordance with this Section 5.9, may designate another address or person for receipt of notices delivered pursuant to this Section 5.9.

Section 5.10. Withholding. The Company shall have the right to deduct from any payment or benefit provided pursuant to this Plan all federal, state and local taxes and any other amounts which are required by applicable law to be withheld therefrom.

Section 5.11. Severability. The provisions of this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) shall be regarded as divisible and separate, and if any provision of this Plan or any Letter Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, then the validity, legality and enforceability of the remaining provisions of this Plan and applicable Letter Agreement shall not be affected thereby.

Section 5.12. Claims Procedure; Arbitration.

(a) Generally, Participants are not required to present a formal claim in order to receive benefits under this Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Compensation Committee. This requirement applies to all claims that any Claimant has with respect to this Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Compensation Committee determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within one hundred twenty (120) calendar days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Compensation Committee consents otherwise in writing. The Compensation Committee shall provide a Claimant, on request, with a copy of the claims procedures established under Section 5.12(b).

(b) The Compensation Committee has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Compensation Committee or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

Section 5.13. Governing Law. This Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24, and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan and each Letter Agreement (including, for the avoidance of doubt, the Restrictive Covenants) to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of Florida (excluding its choice of laws principles) shall apply.

Section 5.14. Arbitration. Subject to Section 5.12 hereof and subject to the provisions of any Letter Agreement regarding the Company’s entitlement to seek equitable relief under this Plan or such Letter Agreement:

(a) Except with regard to the Letter Agreement, all disputes between the Company and a Participant or any claims concerning the performance, breach, construction or interpretation of this Plan, or in any manner arising out of this Plan, shall be submitted to binding arbitration in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”), which arbitration shall be carried out in the manner set forth below:

(b) Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall appoint its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two (2) arbitrators so appointed shall appoint the third arbitrator. If the two (2) appointed arbitrators cannot agree on the third arbitrator, then the AAA shall appoint an independent arbitrator as the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after appointment of the third arbitrator. The decision of any two (2) or all three (3) of the arbitrators shall be binding upon the parties without any right of appeal. The decision of the arbitrators shall be final and binding upon the Company, its successors and assigns, and upon a Participant, his or her heirs, personal representatives, and legal representatives.

(c) The arbitration proceedings shall take place in Orlando, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

(d) The Participant and a Participant shall pay its or his or her own expenses of arbitration, and the expenses of the arbitrators and the arbitration proceeding shall be shared equally. However, if in the opinion of a majority of the arbitrators, any claim or defense was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators and the arbitration proceeding.

Section 5.15. Attorney’s Fees. In the event of any legal proceeding relating to this Plan, the Letter Agreement or any term or provision thereof or therein, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding, except that, in the event of an arbitration, the provisions of Section 5.14(d) shall apply.

[Signature Page Follows]

IN WITNESS WHEREOF, and as conclusive evidence of the Board’s adoption of this Plan, the Company has caused this Plan to be duly executed in its name and behalf by its duly authorized officer as of the Effective Date.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Steven D. Cosler
Name: Steven D. Cosler
Title: Chairperson - Board of Directors

[Signature Page]

Exhibit A

Form of Letter Agreement

LETTER AGREEMENT

Dear [____________]:

We are pleased to inform you that the Compensation Committee of the Board of Directors of National Retail Properties, Inc., a Maryland corporation (the “Company”), has determined that, effective as of [____________] (the “Participation Date”), you are eligible to participate in the Company’s Executive Severance and Change of Control Plan (the “Plan”) as a Participant thereunder, subject to your execution and delivery of this Letter Agreement to the Company and subject to the terms and conditions of the Plan and this Letter Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Plan.

The terms of the Plan are detailed in the copy of the Plan that is attached as Annex A to this Letter Agreement, and those terms are incorporated in and made a part of this Letter Agreement. As described in more detail in the Plan, the Plan entitles you to certain severance payments and benefits in the event that your employment with the Company or any Subsidiary terminates under certain circumstances. By signing this Letter Agreement, and as a condition of your eligibility for the payments and benefits set forth in the Plan, you agree to comply with the provisions of the Plan and you agree to comply with the provisions of this Letter Agreement (including, without limitation, the Restrictive Covenants set forth below) during your employment with the Company or any Subsidiary and, to the extent required by the Restrictive Covenants, after the termination of your employment regardless of the reason for such termination. For all purposes under the Plan, your Termination Payment Multiple shall be [    (    )] and your Change of Control Termination Payment Multiple shall be [    (    )].

This Letter Agreement and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and, as of the Participation Date, shall supersede in all respects any and all prior agreements between you and the Company concerning such subject matter. [By signing this Letter Agreement, you agree that, effective as of the Participation Date, your Employment Agreement with the Company, dated as of January 2, 2014, is hereby terminated and of no further force or effect, and you will have no right or entitlement to any severance or other benefits under the terms of such Employment Agreement.]

Restrictive Covenants

By signing below, you hereby acknowledge and agree that:

(a) Disclosure of Confidential Information. You acknowledge that the Company will provide you with confidential and proprietary information regarding the business in which the Company or any of its current or future Subsidiaries or Affiliates (collectively, other than the Company, the “Company Affiliates”) are involved, and the Company and the Company Affiliates will provide you with trade secrets, as defined in Section 688.002(4) of the Florida Statutes, of the Company and the Company Affiliates (hereinafter all such confidential information and trade secrets referred to as the “Confidential Information”). For purposes of this Letter Agreement, “Confidential Information” includes, but is not limited to:

Exhibit A-1

(i)

Information related to the business of the Company and the Company Affiliates, including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business and strategic plans, financial statements and projections, accounting and tax positions and procedures, and other business and financial information of the Company and the Company Affiliates;

(ii)

Information regarding the customers of the Company and the Company Affiliates which you acquired as a result of your employment with the Company, including but not limited to, customer contracts, customer lists, work performed for customers, customer contacts, customer requirements and needs, data used by the Company and the Company Affiliates to formulate customer proposals, customer financial information and other information regarding the customer’s business;

(iii)

Information regarding the vendors of the Company and the Company Affiliates which you acquired as a result of your employment with the Company, including but not limited to, product and service information and other information regarding the business activities of such vendors;

(iv)	Training materials developed by and utilized by the Company and the Company Affiliates;

(v)

Any other information which you acquired as a result of your employment with the Company and which you have a reasonable basis to believe the Company or the Company Affiliates, as the case may be, would not want disclosed to a business competitor or to the general public; and

(vi)	Information which:

(A)	is proprietary to, about or created by the Company or the Company Affiliates;

(B)

gives the Company or any of the Company Affiliates some competitive advantage, the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company or the Company Affiliates;

(C)	is not typically disclosed to non-executives by the Company or otherwise is treated as confidential by the Company or the Company Affiliates; or

(D)	is designated as Confidential Information by the Company or from all the relevant circumstances should reasonably be assumed by you to be confidential to the Company or any Company Affiliates;

Exhibit A-2

provided, however, that Confidential Information shall not include information which (x) at the time of receipt or thereafter becomes publicly known through no wrongful act of you, (y) is obtainable in the public domain, or (z) if you give prior notice to the Company of any disclosure of information described in the following provisions of this clause (z), can be and is demonstrated by you as not having been developed by use of or reference to other Confidential Information and as not having been acquired or developed by you in connection with your employment or affiliation with the Company.

(b) Covenant Not to Compete. While employed by the Company or any of its Subsidiaries and, in the event of a termination of your employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by you for Good Reason), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to you, you shall not, directly or indirectly, for compensation or otherwise, engage in or have any interest in any sole proprietorship, partnership, corporation, company, association, business or any other person or entity (whether as an employee, officer, corporation, business or any creditor, consultant or otherwise) that, directly or indirectly, competes with the Company’s “Business” (as defined below) in any and all states in which the Company or any Company Affiliate conducts such business while you are employed by the Company or any Company Affiliate; provided, however, you may continue to hold securities of the Company or any Company Affiliate or continue to hold or acquire, solely as an investment, shares of capital stock or other equity securities of any company if (x) you currently holds an interest in such stock or other securities, and before the date hereof has disclosed to the Board in detail (I) the applicable company (or companies) and (II) the specific stock or other equity securities of the entity you own, or (y) the stock or other securities are traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as you do not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent (5%) of any class of capital stock of such corporation. For purposes of this Letter Agreement, the Company’s “Business” is defined so as to consist of the development, acquisition, ownership, management, and sale of a diversified portfolio of high-quality, freestanding net-lease properties leased to retail, restaurant, convenience-store and similar businesses, and such other businesses conducted by the Company after the date hereof, and from time to time during the Term, that shall become material and substantial with respect to the Company’s then-overall business.

(c) Non-Solicitation of Clients. While employed by the Company or any of its Subsidiaries and, in the event of a termination of your employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by you for Good Reason), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to you, you shall not, directly or indirectly, for yourself or as principal, agent, independent contractor, consultant, director, officer, member or employee of any other person, firm, corporation, partnership, company, association, business or other entity, solicit, attempt to contract with, or enter into a contractual or business relationship of any kind pertaining to any aspect of the Company’s Business, or any other business conducted by the Company or any Company Affiliate at the time of termination of employment or at any time in the prior twelve (12)-month period, with any person or entity with which the Company or any Company Affiliate has any contractual or business relationship, or engaged in negotiations toward such a contract, in the previous twelve (12) months, if such solicitation, attempt to contract with, or entering into a contractual or business relationship would have a material adverse effect on the Company’s operations, financial condition, prospects or relationship with such person or entity.

Exhibit A-3

(d) Non-Solicitation of Employees. While employed by the Company or any of its Subsidiaries and, in the event of a termination of your employment (other than in the event of a Change of Control and subsequent termination by the Company without Cause or by you for Good Reason), for a period of one (1) year thereafter, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to you, you shall not directly or indirectly, for yourself or as principal, agent, independent contractor, consultant, director, officer, member or employee of any other person, firm, corporation, partnership, company, association or other entity, either (i) hire, attempt to employ, contact with respect to hiring, solicit with respect to hiring or enter into any contractual arrangement with any employee or former employee of the Company or any Company Affiliate, or (ii) induce or otherwise advise or encourage any employee of the Company or any Company Affiliate to leave his or her employment; unless, in each such case, such employee or former employee has not been employed by the Company or a Company Affiliate for a period in excess of six (6) months at the time of such solicitation, attempt to employ, contact, employment or inducement.

(e) Confidentiality. Subject to Section 1(h), while employed by the Company or any of its Subsidiaries and after your employment terminates, in consideration of the obligations of the Company hereunder, including without limitation its disclosure of Confidential Information to you, you shall keep secret and retain in strictest confidence, shall not disclose to any third-party, and shall not use for your benefit or the benefit of others, except in connection with the business affairs of the Company, any Company Affiliate, or any of their officers or directors (collectively, the “Benefited Persons”), all confidential and proprietary information and trade secrets relating to the business of the Company or any of the other Benefited Persons (but not if expressly excluded from being Confidential Information under the proviso of clause (a)(vi), including, without limitation, the Confidential Information, unless such disclosure is required by a valid subpoena or other legal mandate or otherwise by rule of law or other valid order of a court or government body or agency. In the event disclosure so is required, you shall provide the Company with written notice of same at least five business days prior to the date on which you are required to make the disclosure. Notwithstanding the foregoing, the express terms of this Section 1(e) shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by Executive for Good Reason.

(f) Tangible Items. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by you or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of your employment by the Company, without the prior written consent of the Company. Such items, including any copies or other reproductions thereof, shall be promptly returned by you to the Company at any time upon the written request of the Company (or, if requested by the Company, destroyed by you). Notwithstanding the foregoing, the express terms of this Section 1(f) shall not apply in the event of a Change of Control and subsequent termination by the Company without Cause or by you for Good Reason.

(g) Non-Disparagement. Subject to Section 1(h), while employed by the Company and after your employment terminates, you agree to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (i) any derogatory comment concerning the Company and the Company Affiliates or any of their respective current or former directors, officers, employees or shareholders or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company and the Company Affiliates. Nothing in the foregoing shall preclude you from providing truthful disclosures required by applicable law or legal process.

Exhibit A-4

(h) Confidential Disclosure in Reporting Violations of Law or in Court Filings. You acknowledge and the Company agrees that you may disclose Confidential Information in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. You may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Letter Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 B.SC. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 B.SC. § 1833(b).

(i) Remedies. The Company and you acknowledge and agree that a breach by you of any of the covenants contained in this Letter Agreement will cause immediate and irreparable harm and damage to the Company and any other Benefited Person, and that monetary damages will be inadequate to compensate the Company, and any other Benefited Person, as the case may be, for such breach. Accordingly, you acknowledge that the Company and any other Benefited Person affected shall, in addition to any other remedies available to it at law or in equity, be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of said covenants by you or any of your Affiliates, associates, partners or agents, either directly or indirectly, without the necessity of proving the inadequacy of legal remedies or irreparable harm.

COMPANY: NATIONAL RETAIL PROPERTIES, INC. a Maryland real estate investment trust

By:
Name:
Title:

AGREED TO AND ACCEPTED [____]

Exhibit A-5

Annex A

Executive Severance and Change of Control Plan

[See Attached]

Annex A-1

Exhibit B

Detailed Claims and Arbitration Procedures

1. Claims Procedure

Initial Claims. All claims will be presented to the Compensation Committee in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Compensation Committee will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.

Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Compensation Committee (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Compensation Committee, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one-hundred and twenty (120) days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.

Exhibit B-1

Procedures. The Compensation Committee will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals. If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below and in Section 5.13 of the Plan. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2. Arbitration procedure

Request for Arbitration. A Claimant must submit a request for binding arbitration to the Compensation Committee within sixty (60) days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Compensation Committee may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures; provided, however, that nothing in this Plan shall require arbitration of any claims which, by law, cannot be the subject of a compulsory arbitration agreement.

Terms and Conditions of Arbitration. All claims shall be resolved exclusively by arbitration in accordance with Section 5.13 of the Plan.

The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Claimant beyond what is required by United States Department of Labor Regulation Section 2560.503-1.

Exhibit B-2